Exhibit 10.4
PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement ("Agreement") is made and entered into this 11th day of November, 2025 with an effective date of January 1, 2026 ("Effective Date"), by and between Michelle Mapes ("Consultant"), or her designated legal entity, and Green Plains Inc. (the “Company” or “GPRE”).

RECITALS:

Consultant’s role as the Company’s Chief Legal and Administration Officer and leader of carbon terminated on December 31, 2025. She possesses unique expertise to assist the Company in its handling of board, strategic initiatives, securities, material financings and transactions, the Company’s carbon initiatives as well as the transition of day to day duties in the legal, compliance, carbon, sustainability and insurance functions of the Company (“Duties”). The Company desires to retain Consultant to be available to perform such Duties consistent with the terms as set forth herein, in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals which are hereby incorporated into this Agreement, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1)Services. Consultant agrees to provide consulting services within the scope of the Duties as reasonably requested by the Company. Consultant shall report to the CEO of the Company with respect to such Duties, with dotted line reporting to the Company’s Board on legal matters. Consultant shall provide services within the scope of the Duties for up to (20) hours per week (excluding holidays) for the Term. In the event such services requested exceed such hours when measured on a monthly basis, Consultant shall invoice for actual time exceeding such average at the end of each calendar month at the rate set forth in her Employment Agreement.

2)Performance of work. Consultant will perform the Duties and all work in a professional and workmanlike manner and shall provide all work and deliverables free and clear of any interests, liens or encumbrances and free of claims of infringement or misappropriation.

3)Compensation, Fees and Expenses. Company agrees to pay Consultant the sum of $225,000 (the “Retainer”) for the Duties and services herein on the terms set forth herein and shall reimburse Consultant for reasonable and documented expenses incurred on behalf of the Company during the Term.

4)Payment. GPRE shall remit the Retainer payment to Consultant in six (6) equal installments no later than the last business day of each month during the Term.

5)Equipment and Supplies. GPRE agrees to provide such equipment and supplies (e.g. laptop and cellular phone) as may be reasonably required to perform the services and Consultant shall be entitled to retain the laptop and cell phone assigned to her following termination of this Agreement and will cooperate with the Company to download any data the Company may need at the time of termination of this Agreement.

6)Work and Work Product. Consultant and Company each acknowledge and agree that Consultant will be acting as the Company’s legal counsel when performing legal services for the Term hereof and as such, shall have the rights, duties, authorities and obligations possessed prior to her termination for the Duties assigned herein. The Company shall also include Consultant on the Company’s employed lawyers insurance coverage. Consultant warrants and represents that all work created in connection with the Services (collectively, "Work Product") will not infringe upon any third-party patent, copyright, trade secret or other intellectual property rights. Consultant acknowledges and agrees that GPRE is the sole owner of all right, title and interest in all Work Product, including but not limited to all rights arising under federal patent and copyright laws. Consultant hereby assigns to GPRE all right, title and interest in and to all Work Product.

7)Confidentiality/Trade Secrets (a) Confidential Information includes all information that has or could have commercial value or other utility in the businesses in which GPRE is engaged, and all information of which the unauthorized disclosure could be detrimental to the interests of GPRE or such customer or client, regardless of the form in which such information is provided to Consultant and regardless of whether such information is identified as Confidential Information by GPRE. Confidential Information, regardless of whether the information was provided in a verbal disclosure, an electronic disclosure, a document, or any other form, includes but is not limited to secret, proprietary, or confidential matters disclosed or otherwise provided by GPRE or to which access is provided by GPRE: (a) of a technical nature, such as methods, know-how, business processes, discoveries, inventions, computer data or software (whether stored on computer or in paper form) and business development activities, (b) of a business, financial or personnel nature, such as information about fees, service costs (including cost of services, labor and overhead), purchasing, profits, markets, sales, customers or clients, and (c) pertaining to future developments, such as development activities, future marketing and service plans and future expansion plans.
(b) Confidential Information shall be held by Consultant in strict confidence and shall be used only to perform the contracted services requested by GPRE. Consultant shall (a) maintain the confidentiality of the Confidential Information, and (b) not disclose any such Confidential Information to any third party, including but not limited to Consultant's representatives and agents, in any manner whatsoever, in whole or in part, without the express prior written authorization of GPRE. Upon completion of Consultant's engagement, Consultant shall return to GPRE all documents furnished by GPRE, all documents prepared by Consultant containing Confidential Information, and all copies of any such documents, and shall delete all such documents from any electronic storage maintained by Consultant. Consultant will not, during or after the term of work with GPRE, use for Consultant or others, or communicate or disclose to others any trade secret or confidential information relating to GPRE or any third party.
(c) In the event that Consultant becomes legally compelled to disclose any of the Confidential Information or is requested or ordered to disclose any of the Confidential Information by a governmental authority, prior to disclosure Consultant will provide GPRE with prompt notice thereof so that GPRE may seek a protective order or other appropriate relief, and/or waive compliance by Consultant with the provisions of this Agreement.

8) Exclusivity. Consultant acknowledges and agrees that the services to be provided by Consultant to GPRE pursuant to this Agreement are exclusive to GPRE and that at no time during the Term of this Agreement, will Consultant perform similar services for or on behalf of any person, firm or entity whose products or activities compete in whole or in part with GPRE's business anywhere within the United States.

9) Third Party Materials. In connection with Consultant's performance hereunder, Consultant may be allowed access to certain third-party information and other materials ("Third-Party Materials") that have been provided to GPRE, for limited use. Consultant agrees that such Third-Party Materials shall be considered "Confidential Information" for the purposes of this Agreement and that Consultant shall abide by the terms and conditions of any third-party agreements relating to such Third-Party Materials.

10) Indemnification. In the event that Consultant is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by Consultant or the Company related to any contest or dispute between Consultant and the Company or any of its affiliates with respect to this Agreement, by reason of the fact that Consultant is or was performing the Duties or services herein or is or was an officer or agent of the Company, or any affiliate of the Company, or is or was serving at the request of the Company hereunder or as an officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Consultant shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by Consultant in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; and (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought. During the Term of this Agreement and while potential liability exists after the Term, as determined by the Company in its sole reasonable discretion but in no event for a period of not less than six (6) years thereafter, the Company or any successor to the Company shall maintain, at its own expense, directors' and officers' liability insurance providing coverage to Consultant on terms that are no less favorable than the coverage provided to other executives of the Company.

11) Term and Termination. This Agreement shall commence as of the Effective Date and shall continue for a period of six (6) months from the Effective Date. Any extension of the Term of this Agreement shall be mutually negotiated by the parties. Either party may terminate this Agreement, in the event that the other party commits a material breach of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of such breach and failure to cure. In the event of breach by the Company, all amounts due hereunder shall become immediately due and payable.

12) Notices. All notices from either party to this Agreement to the other shall be in writing and shall be deemed to have been properly given one day after having been sent via an overnight service to the address on file for such party or when delivered in person.

13) Governing Law. This Agreement, including its interpretation, performance and enforcement shall be governed by and controlled in accordance with the laws of the State of Nebraska.

14) Assignment. Neither party may assign or delegate their respective rights or obligations under this Agreement without the express written consent of the other party.

15) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to their respective successors and legal representatives.

16) Non-waiver. No provisions of this Agreement will be waived by any party except in writing. The parties hereto agree that the waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision by the same party, or any other provision or condition of this Agreement.

17) Severability and Survival. If any provision or application of this Agreement shall be held invalid or unenforceable, the remaining provisions and applications of this Agreement shall not be affected, but rather shall remain valid and enforceable. Sections 3, 4, 5, 7, 8, 10 and 11 shall survive the termination of this Agreement.

18) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other understandings and agreements between the parties with respect to the subject matter hereof and no representation, statement or promise not contained herein shall be binding on either party. Notwithstanding the foregoing, the parties acknowledge that Consultant and Company are parties to an Employment Agreement dated February 3, 2020 as amended February 27, 2025 (collectively the “Employment Agreement”), and associated Release Agreement, with certain terms under each that still enforceable and shall remain enforceable to the extent applicable. This Agreement may be modified only by a written amendment duly signed by persons authorized to sign agreements on behalf of the parties and shall not be supplemented or modified by any course of dealing or trade usage.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
Company:                            Consultant:
By: /s/ Brian Peterson             By:/s/ Michelle Mapes
Name: Brian Peterson                        Name: Michelle Mapes
Title: Chair, Compensation Committee, Board of Directors